UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2018

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

601 Merritt 7

Norwalk, Connecticut 06851

(Address of principal executive offices)

(203) 810-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Senior Vice President, Chief Financial Officer

On August 31, 2018, Maurizio Nicolelli stepped down from his position as Senior Vice President, Chief Financial Officer for FactSet Research Systems Inc. (“FactSet” or the “Company”). Mr. Nicolelli, who has been with FactSet since 1996 and had been in his current role since 2009, will remain with the Company until December 31, 2018, and work together with his replacement in the coming months to ensure a smooth transition.

Appointment of New Executive Vice President and Chief Financial Officer

Effective September 1, 2018, FactSet appointed Helen Shan as the Company’s Executive Vice President and Chief Financial Officer. She succeeds Mr. Nicolelli and will report directly to Philip Snow, FactSet’s Chief Executive Officer. Ms. Shan brings more than 25 years of experience in business and financial services to FactSet and has held key executive roles in finance, treasury, strategy, corporate development, and investment banking.

Prior to her appointment as FactSet’s new CFO, Ms. Shan, age 49, served as the CFO for Mercer, a major professional services firm, from 2014 to 2018, where she was responsible for global activities related to financial reporting and performance, investments and corporate strategy. From 2013 to 2014, Ms. Shan held the position of Vice President and Treasurer at Marsh and McLennan Companies where she was responsible for global treasury activities. Prior to 2013, Ms. Shan served as Vice President and Treasurer of Pitney Bowes Inc. for eight years. Between 1993 and 2004 she worked in various roles within J.P. Morgan Securities, Inc., with her most recent experience as Managing Director. Ms. Shan earned Bachelor of Science degrees from the University of Pennsylvania’s Wharton School and School of Engineering and Applied Science, and a Master of Business Administration from Cornell University’s SC Johnson College of Business.

In connection with her employment, Ms. Shan will receive an annual base salary of $300,000 with a target annual performance bonus of $550,000 for fiscal 2019. She will receive this performance bonus in cash when fiscal year-end corporate bonuses are paid during the first quarter of fiscal 2020, provided that she remains employed by FactSet and is in good standing at the time bonuses are paid. In addition, Ms. Shan will receive a $225,000 signing bonus, payable in September 2018. Should Ms. Shan voluntarily leave FactSet within 12 months of hire date, she will be responsible for reimbursing the Company for the entire signing bonus. If she voluntarily leaves FactSet between 13-24 months of hire date, Ms. Shan will be responsible for reimbursing the Company 50% of the signing bonus.

Ms. Shan will be granted a one-time stock option award on September 28, 2018 with an aggregate grant date fair value of $750,000 pursuant to the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated. The one-time stock option award vests 20% per year over the next five years from the date of grant, provided that she is employed by FactSet on the vesting dates. Ms. Shan will also be granted an annual equity award with a grant date value of $400,000 in conjunction with the Company’s fiscal 2019 equity grant (which is currently estimated to be made in early November 2018), provided that she is employed by FactSet. The form of the equity award will be determined by the Compensation and Talent Committee of FactSet’s Board of Directors at a later date. The number of awards to be granted will be determined on the respective grant dates by using an option-pricing model.

Ms. Shan does not have any family relationships with any of the Company’s directors or executive officers. There are no arrangements or understandings between Ms. Shan and any other persons pursuant to which she was selected as an Executive Vice President and Chief Financial Officer of the Company. There are no related party transactions between the Company and any of its subsidiaries and Ms. Shan that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company’s Board of Directors, acting by unanimous written consent, approved and adopted certain ministerial amendments (the “Amendments”) to the Amended and Restated By-Laws of the Company (as so amended, the “By-Laws”) effective September 1, 2018. The By-Laws were changed to (i) specifically list a Chief Financial Officer among the enumerated list of officers (new Section 6.2 of Article V), (ii) eliminate the reference of chief operating officer in the section describing the President so that the two offices may be separate (Article V, Section 6), (iii) confirm specifically that the Board may appoint a Chief Operating Officer and multiple Executive Vice Presidents (Article V, Section 1), (iv) delete the reference to the Chairman being an ex officio member of committees (Article V, Section 5), and (v) grant certain administrative powers to the Chief Executive Officer that are also held by the Chairman of the Board and President (various sections). None of these changes impacts stockholder voting rights or stockholder voting procedures.

The preceding description of the Amendments is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the By-Laws, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-Laws of FactSet Research Systems Inc. as amended September 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

Date: September 6, 2018	By:	/s/ F. PHILIP SNOW
F. Philip Snow
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description of Document

3.1	Amended and Restated By-Laws of FactSet Research Systems Inc. as amended September 1, 2018